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                                                                EXHIBIT 99.3


PRESS RELEASE                                CONTACT:   BILL FOUST
                                                        770-569-4203

                                                        PAUL ROBERTS
                                                        770-569-4277

        SCHWEITZER-MAUDUIT ELECTS JEAN-PIERRE LE HETET TO NEW POSITION
                           OF CHIEF OPERATING OFFICER

Alpharetta, GA, April 1, 1998. Effective today, the Schweitzer-Mauduit International, Inc. (NYSE:SWM) Board of Directors elected Jean-Pierre Le Hetet, Chief Operating Officer with responsibility for all operations reporting to Wayne Deitrich, Chairman of the Board and Chief Executive Officer.

Mr. Deitrich stated, "Schweitzer-Mauduit, including each of its subsidiaries, is becoming more geographically diverse with our recent acquisitions. In addition, we are having to become more coordinated in interfacing with our major customers who are multinational and becoming more global in their procurement practices. Today, we have eight manufacturing facilities on three continents as well as flax fiber procurement and processing facilities in two countries. Also, we are selling to about 180 customers or customer locations in more than 80 countries. With accountability for all our operations, the Chief Operating Officer will be responsible for accelerating the synergy and coordination of our mills, research & development, sales and marketing functions to best serve our customers globally."

Mr. Le Hetet, age 54, has been a member of the Schweitzer-Mauduit Board of Directors since the December 1, 1995 spin-off from Kimberly-Clark Corporation. Since 1991, he has been President-French Operations. Mr. Le Hetet has eighteen years of service with the company and its predecessors.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, business forms, and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 80 countries and employ approximately 3,550 people worldwide, with operations in the United States, France, Brazil and Canada.


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